Exhibit 99.1

Sipex Announces Reverse Stock Split
Thursday February 22, 7:05 pm ET

MILPITAS, Calif., Feb. 22 /PRNewswire-FirstCall/ — Sipex Corporation (OTC: SIPX.PK — News) today announced that it has filed an Amendment to its Certificate of Incorporation to affect a previously approved reverse stock split on a one for two (1:2) basis, which will take effect tomorrow, Friday, February 23, 2007 at 1:31 p.m. Pacific Standard Time.

As a result of the reverse stock split, each two shares of our currently issued and outstanding common stock as of the close of business on February 23, 2007 will be automatically converted into and reconstituted as one share of new common stock. The number of shares of Sipex’s common stock issued and outstanding after this reverse split will therefore be reduced from approximately 37,107,586 shares to approximately 18,553,793 shares post reverse stock split, as of the end of February 23, 2007. The number of shares of common stock issuable upon exercise of our outstanding options and warrants, or upon conversion of our outstanding senior secured convertible promissory notes will also be reduced proportionately. No fractional shares will be issued in connection with the reverse stock split. Any fractional shares that result from the reverse stock split of outstanding shares will be exchanged for cash at a value of $4.613 per share, the average of the closing prices of our common stock, for the ten trading days ended February 15, 2007. The Company is undertaking this reverse split to meet the NASDAQ Global Market minimum $5 per share listing requirement. If the Company’s stock then stays above $5 per share for 90 consecutive trading days, the Company will be eligible for listing.

No additional action on the part of any stockholder will be required in order to affect the reverse stock split.

Ralph Schmitt, Chief Executive Officer of the Company, stated, “We expect that 2007 will be a significant year for Sipex. A share consolidation was necessary to meet the initial listing requirements of the NASDAQ Global Market. While our stock has appreciated nicely over the past year, we need to ensure that there is a solid timetable for this event. It is important to have the best possible opportunity for our shareholders to obtain value in their investment in our company.”

About Sipex Corporation

Sipex Corporation is an analog semiconductor company that addresses standard linear and application specific standard products (ASSP) for customer systems that are primarily targeted at the consumer, networking and industrial markets. The products are categorized into three synergistic areas of power management, interface and optical storage. Sipex is a global company with operations in Asia, Europe and North America. It is the mission of the company to create innovative analog products that enable customers to produce differentiated products. For more information about Sipex, visit www.sipex.com.

For additional information, contact:

Clyde Ray Wallin, Chief Financial Officer

Tel: 408-934-7500

Fax: 408-935-7678

Email: rwallin@sipex.com